EXHIBIT 99.1

FOSTER WHEELER BEGINS TRADING ON NASDAQ®

HAMILTON, BERMUDA, June 1, 2005 — Foster Wheeler Ltd. (OTCBB:  FWHLF) has received approval from The Nasdaq Stock Market to begin trading on or about June 3, 2005 on The Nasdaq National Market.  Three categories of the Company’s securities will be listed:  the Company’s Common Shares and its Class A and Class B Common Stock Purchase Warrants.  The Common Shares will trade under the symbol FWLT and the Common Stock Purchase Warrants will trade under the symbols FWLTA and FWLTB, respectively.  The Company currently trades on the OTC Bulletin Board under the symbol OTCBB: FWHLF.

“Listing on the Nasdaq represents the realization of another of Foster Wheeler’s corporate goals,” said Raymond J. Milchovich, chairman, president and chief executive officer.  “The listing provides investors with greater liquidity in trading our shares, and we believe it may give the Company better access to capital markets and to the investment community worldwide.  It is another important milestone in the Company’s financial turnaround.”

As of May 31, 2005, 44,820,746 of the Company’s Common Shares, 4,152,914 of its Class A Common Stock Purchase Warrants and 40,771,560 of its Class B Common Stock Purchase Warrants were outstanding.  The outstanding Class A Warrants are exercisable for 1.6841 Common Shares per Warrant, or 6,994,059 Common Shares in the aggregate, and expire on September 24, 2009.  The Class B Warrants are exercisable for 0.0723 Common Shares per Warrant, or 2,947,233 Common Shares in the aggregate, and expire on September 24, 2007.  Both the Class A and Class B Warrants are exercisable at $9.378 per Common Share issuable on or after September 24, 2005.  Full exercise of the Warrants would result in cash proceeds to the Company of approximately $93.2 million, although there can be no assurance regarding the amount or timing of exercise of the Warrants.

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05-035

Notes to Editor:

1.                                       NASDAQ® is the largest electronic screen-based equity securities market in the United States. With approximately 3,300 companies, it lists more companies and, on average, trades more shares per day than any other U.S. market. It is home to companies that are leaders across all areas of business including technology, retail, communications, financial services, transportation, media and biotechnology. NASDAQ is the primary market for trading NASDAQ-listed stocks. For more information about NASDAQ, visit the NASDAQ Web site at www.nasdaq.com or the NASDAQ Newsroom at www.nasdaq.com/newsroom/.

2.                                       Foster Wheeler Ltd. is a global company offering, through its subsidiaries, a broad range of design, engineering, construction, manufacturing, project development and management, research and plant operation services.  Foster Wheeler serves the refining, upstream oil and gas, LNG and gas-to-liquids, petrochemicals, chemicals, power, pharmaceuticals, biotechnology and healthcare industries.  The corporation is based in Hamilton, Bermuda, and its operational headquarters are in Clinton, New Jersey, USA.   For more information about Foster Wheeler, visit our Web site at http://www.fwc.com.

3.                                       Safe Harbor Statement
This news release contains forward-looking statements that are based on management’s assumptions, expectations and projections about the Company and the various industries within which the Company operates.  These include statements regarding our expectations regarding revenues (including as expressed by our backlog), liquidity, the outcome of litigation and legal proceedings and recoveries from customers for claims and the costs of current and future asbestos claims and the amount and timing of related insurance recoveries. Such forward-looking statements by their nature involve a degree of risk and uncertainty.  The Company cautions that a variety of factors, including but not limited to the factors described under the heading “Business—Risk Factors of the Business” in the Company’s most recent annual report on Form 10-K/A and the following, could cause the Company’s business conditions and results to differ materially from what is contained in forward-looking statements: changes in the rate of economic growth in the United States and other major international economies, changes in investment by the power, oil and gas, pharmaceutical, chemical/petrochemical and environmental industries, changes in the financial condition of customers, changes in regulatory environment, changes in project design or schedules, contract cancellations, changes in estimates made by the Company of costs to complete projects, changes in trade, monetary and fiscal policies worldwide, currency fluctuations, war and/or terrorist attacks on facilities either owned or where equipment or services are or may be provided, outcomes of pending and future litigation, including litigation regarding our liability for damages and insurance coverage for asbestos exposure, protection and validity of patents and other intellectual property rights, increasing competition by foreign and domestic companies, compliance with debt covenants,  recoverability of claims against customers and others, changes in estimates used in critical accounting policies.  Other factors and assumptions not identified above were also involved in the formation of these forward-looking statements and the failure of such other assumptions to be realized, as well as other factors, may also cause actual results to differ materially from those projected.  Most of these factors are difficult to predict accurately and are generally beyond our control.  You should consider the areas of risk described above in connection with any forward-looking statements that may be made by us.

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Media Contact:	Maureen Bingert	908-730-4444
Investor Contact:	John Doyle	908-730-4270
Other Inquiries:	908-730-4000